Exhibit 10.1

2012 Cash Bonus Plans

The Board of Directors of Acadia Healthcare Company, Inc. (the “Company”) approved a bonus plan for each named executive officer of the Company to be effective for the 2012 fiscal year. Pursuant to the 2012 bonus plans, Joey A. Jacobs, Trey Carter, Ronald M. Fincher, Brent Turner, Jack E. Polson and Christopher L. Howard may be awarded cash bonuses based upon the Company’s attainment of certain performance targets during 2012. The bonus plans provide that the bonus of each executive officer for 2012 will be based 60% upon targets related to the comparison of the Company’s actual income from continuing operations before interest expense (net of interest income), income taxes, depreciation and amortization (“Adjusted EBITDA”) to budgeted Adjusted EBITDA for 2012; 20% upon targets related to adjusted earnings per share for 2012; and 20% in the discretion of the Board (or the Compensation Committee) based upon other criteria selected by the Company’s Compensation Committee. The target bonus award that Mr. Jacobs can receive is 100% of base salary and the target bonus awards that the other executive officers can receive is 66.7% of base salary. The maximum bonus award that Mr. Jacobs can receive is 200% of base salary and the maximum bonus awards that the other executive officers can receive is 133.3% of base salary.

Following the end of the 2012 fiscal year, the Compensation Committee will determine whether and the extent to which the applicable 2012 performance targets discussed above were met. The Compensation Committee will then award each named executive officer a cash bonus based on the achievement of the applicable performance targets. No payments will be made for performance below specified threshold levels. Payments for performance between the minimum threshold and the level required to receive the maximum bonus award will be determined based on a formula. The named executive officers must be actively employed by the Company at the time the bonuses are paid in order to be eligible to receive a cash bonus. The awarding of cash bonuses is subject to the discretion of the Compensation Committee (and the Board).